Delta Apparel Reports Fiscal 2013 Second Quarter and Six Months Results
Company achieved record revenue for both the second-quarter and first-half

GREENVILLE, SC - January 28, 2013-Delta Apparel, Inc. (NYSE MKT: DLA) today reported record revenues for its fiscal 2013 second quarter and first six months ended December 29, 2012.

Net sales for the fiscal 2013 second quarter were $106.8 million, a 1.2 % increase over 2012 second quarter sales of $105.5 million. Net income for the 2013 second quarter was $46 thousand, or $0.01 per diluted share, compared with a loss in the 2012 second quarter of $13.6 million, or $1.61 per diluted share. As previously reported, net income for the fiscal 2012 second quarter and first half was negatively impacted by a one-time inventory markdown of $16.2 million resulting from record high cotton costs combined with selling price decreases in Delta's line of basic undecorated t-shirts.

For the first six months of fiscal 2013, sales increased 3.4% to $236.9 million compared to $229.0 million for the first six months of fiscal 2012. Net income for the first six months of fiscal 2013 was $3.6 million, or $0.42 per diluted share, compared to a loss of $9.2 million, or $1.09 per share, in the prior-year six-month period. Fiscal 2013 first half net income was affected by a one-time charge of $1.2 million related to the previously reported Audit Committee internal investigation completed in September 2012 that reduced 2013 first quarter earnings per share by $0.10.

The Company's second quarter benefited from solid year-over-year sales growth in its Delta Catalog, Junkfood, The Game and Art Gun businesses. This growth was offset somewhat by continued softness in the Company's Soffe business and lower selling prices within its FunTees and Delta Catalog businesses due to lower priced cotton.

Basics Segment Review
Second quarter 2013 sales in the basics segment rose to $58.8 million, a 2.2% increase over the comparable 2012 period. The increase resulted from a 13.1% rise in basics segment volume, which was offset somewhat by lower average selling prices in both the Delta Catalog and FunTees businesses. The addition of new customers in the blank and private-label business was the principal driver of the volume increase. Delta Catalog experienced a 15% increase in unit volume, driving 7.8% sales growth. Due to lower pricing, FunTees experienced a net sales decline of 7.3% despite a 6% increase in volume. Efficient use of new print programs using Delta Catalog blanks and the success of Delta's Six Sigma initiatives in reducing manufacturing costs bolstered revenue and provided improved margins for the basics segment.

Branded Segment Review
Branded segment sales for the second quarter were $47.9 million, up slightly from the prior year second quarter. Junkfood, The Game and Art Gun each experienced double-digit net sales growth, which was offset by continued weakness in the Soffe business. While Soffe's strategic sporting goods channel gained new distribution and better product placement, its independent sporting goods business remained slow. Soffe's juniors business with mid-tier department stores also remained slow but various girls and "missy" college programs performed well in that channel. Junkfood continued to add specialty retail customers and new design-for-fee business, and its professional sports license business continues to grow, largely through e-commerce channels. The Game continues to show good growth, led by Salt Life, which is experiencing strong buy-in from customers. Salt Life will start shipping its new footwear line in the March quarter. Art Gun grew net sales 83% in the second quarter and has been profitable throughout the first half. Driving its growth were several new e-commerce sites and direct-to-garment fulfillment opportunities that were added to the Art Gun platform since the beginning of the 2013 fiscal year.

Robert W. Humphreys, Delta Apparel's Chairman and Chief Executive Officer, commented that while the Company's second quarter was not as strong as expected, it is still on track to meet its full-year guidance. "During the second quarter we completed several projects that are designed to reduce costs and leverage customer relationships. The Game's basic tee products now employ a completely vertical production model extending from textiles through screen printing. This provides a low cost structure and facilitates rapid product replenishment. The Salt Life brand continues to gain in popularity. Our Fall 2013 line received an excellent reaction from buyers at the recent Surf Expo in Orlando, Florida, and we are making good headway in establishing the brand on the West Coast."

"Delta made good progress in bringing all of our bookstore business under The Game's operation and we expect to complete the consolidation by the end of this fiscal year. This will help us leverage our bookstore relationships and reduce our selling, general and administrative costs going forward."

"In the second quarter, we added additional equipment to our Art Gun business and went to a twenty-four/seven operation to support holiday growth and provide quicker shipping to customers spread across more than 65 countries. We also continued to expand sales on our own e-commerce sites, which grew 71 percent over last year's first half. While e-commerce is a very small part of our business, it is an area of exceptional growth that will continue to gain importance to our business."

"Obviously, the Soffe business offers one of our biggest challenges as well as one of our biggest opportunities. In this regard, we are addressing Soffe's cost structure to bring it in line with that of our other business units. Beyond that, we are seizing a number of opportunities to leverage customer relationships through new, more creative sales and marketing programs to coincide with and enhance the rapidly evolving marketing strategies of mid-tier retailers and independent sporting goods operators."

Mr. Humphreys concluded, "While the economic outlook in the U.S. continues to lack certainty, current demand for our products is firm and we believe we can meet our sales and earnings expectations in each of the two remaining quarters of fiscal 2013."
Fiscal 2013 Guidance
The Company continues to believe that the guidance previously provided for fiscal 2013 can be achieved. Based on anticipated net sales growth and higher unit volume leveraging fixed costs, the Company believes that it will reach record revenues in the range of $500 to $510 million for fiscal 2013 or about a 3% increase over 2012. Net income is expected to be in a range of $1.65 to $1.80 per diluted share.
Conference Call
The Company will hold a conference call with senior management to discuss the financial results at 4:30 p.m. ET today. The Company invites you to join the call by dialing 888-417-8533. If calling from outside the United States, dial 719-325-2402. Use confirmation number 2142335. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through February 28, 2013. To access the telephone replay, participants should dial toll-free 877-870-5176. International callers can dial 858-384-5517. The access code for the replay is 2142335.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle branded activewear apparel and headwear, and produces high quality private label programs. The Company specializes in selling casual and athletic products across distribution tiers and in most store types, including specialty stores, boutiques, department stores, mid-tier and mass chains. From a niche distribution standpoint, the Company also has strong distribution at college bookstores and the U.S. military. The Company's products are made available direct-to-consumer on its websites at www.soffe.com, www.junkfoodclothing.com, www.saltlife.com and www.deltaapparel.com. Additional products can be viewed at www.2thegame.com and www.thecottonexchange.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,100 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise.

Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the general U.S and international economic conditions; the ability to grow, achieve synergies and realize the expected profitability of recent acquisitions; the volatility and uncertainty of raw material, transportation and energy prices and the availability of these products and services; changes in consumer confidence, consumer spending, and demand for apparel products; the ability of our brands and products to meet consumer preferences within the prevailing retail environment; significant interruptions in our distribution network or information systems; the financial difficulties encountered by our customers and higher credit risk exposure; the competitive conditions in the apparel and textile industries; changes in environmental, tax, trade, employment and other laws and regulations; changes in the economic, political and social stability of our offshore locations; significant litigation in either domestic or international jurisdictions, the relative strength of the United States dollar as against other currencies; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. Further, any forward-looking statements are made only as of the date of this press release and we do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

Company Contact:     Deborah Merrill
         Chief Financial Officer
         (864) 232-5200 x6620

Investor Relations Contact:     Sally Wallick, CFA
    (404) 806-1398
                investor.relations@deltaapparel.com

Tables Follow

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
Net Sales	106,750	105,486	236,864	229,009
Cost of Goods Sold	83,995	105,345	182,256	197,613
Gross Profit	22,755	141	54,608	31,396
Selling, General and Administrative	21,875	20,182	47,736	44,744
Other Expense (Income), Net	34	(52)	190	(59)
Operating Income (Loss)	846	(19,989)	6,682	(13,289)
Interest Expense, Net	887	992	1,963	1,885
(Loss) Income Before (Benefit) Provision for Income Taxes	(41)	(20,981)	4,719	(15,174)
(Benefit) Provision for Income Taxes	(87)	(7,389)	1,110	(5,996)
Net Income (Loss)	46	(13,592)	3,609	(9,178)

Weighted Average Shares Outstanding
Basic	8,302	8,465	8,350	8,458
Diluted	8,613	8,465	8,632	8,458
Net Income (Loss) per Common Share
Basic	0.01	(1.61)	0.43	(1.09)
Diluted	0.01	(1.61)	0.42	(1.09)

		December 29, 2012	June 30, 2012	December 31, 2011
Current Assets
Cash		940	467	355
Receivables, Net		56,751	73,856	51,389
Income Tax Receivable		8,831	8,796	6,736
Inventories, Net		168,357	161,633	182,917
Prepaids and Other Assets		4,994	3,770	4,869
Deferred Income Taxes		3,500	4,964	4,810
Total Current Assets		243,373	253,486	251,076
Noncurrent Assets
Property, Plant & Equipment, Net		39,549	39,425	39,427
Goodwill and Other Intangibles, Net		23,305	23,609	23,913
Other Noncurrent Assets		3,691	3,874	3,912
Total Noncurrent Assets		66,545	66,908	67,252
Total Assets		309,918	320,394	318,328
Current Liabilities
Accounts Payable and Accrued Expenses		61,975	62,928	62,142
Current Portion of Long-Term Debt		3,529	3,529	3,286
Total Current Liabilities		65,504	66,457	65,428
Noncurrent Liabilities
Long-Term Debt		101,351	110,949	117,222
Deferred Income Taxes		3,128	3,803	3,583
Other Noncurrent Liabilities		190	218	147
Total Noncurrent Liabilities		104,669	114,970	120,952
Shareholders' Equity		139,745	138,967	131,948
Total Liabilities and Shareholders' Equity		309,918	320,394	318,328